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Exhibit 23.4

Drewry Shipping Consultants Ltd., Drewry House, Meridian Gate, 213 Marsh Wall, London E14 9FJ, England
Telephone: +44 (0) 20 7538 0191 Facsimile:+44 (0) 20 7987 9396 Email: enquiries@drewry.co.uk Website: www.drewry.co.uk

Wexford Shipping Company
Wexford Plaza
411 West Putnam Avenue
Greenwich, CT 06830

May 10th 2005

Dear Sir/Madam

        At your request we have reviewed the sections of the Registration Statement on Form S-1 entitled:

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  "Prospectus Summary—The Dry Bulk Shipping Industry."

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  Risk Factors—The dry bulk shipping industry is cyclical, which may lead to volatility in our charter hire rates and vessel values."

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  International Dry Bulk Shipping Industry Data."

        "The International Dry Bulk Shipping Industry," and the statistical and graphical information contained therein, and in any other instance where we are identified as the source of information included in the Prospectus of Wexford Shipping Company (the "Company").

        Based on our review of this material, we confirm that such sections of the Prospectus and the statistical and graphical informational contained therein accurately describe the international drybulk shipping industry in all material respects based on available data. We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company on Form S-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the references to our firm under the heading "International Dry Bulk Shipping Industry Data" in the Prospectus and to all other references to our firm therein.

Yours faithfully,

/s/ Nigel Gardiner

Nigel Gardiner
Managing Director
Drewry Shipping Consultants Limited

Drewry Shipping Consultants Limited—registered in London, England No. 3289135

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  Exhibit 23.4